Exhibit 99.1

Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2008 SECOND QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDEND

- Sales: $48.1 million, up 9% year-over-year

- Change in VMware agreement announced

- Promotion of Shawn Giordano to Vice President of Sales
for Programmer's Paradise and TechXtend

- Expansion of Stock Buyback Program by 500,000 Shares

SHREWSBURY, NJ, July 31, 2008 - Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the second quarter ended June 30, 2008. The results will be discussed in a conference call to be held on Friday, August 1, 2008 at 10:00 AM Eastern time. The dial-in telephone number is (866) 814-8476 and the pass code is "WSTG".

This conference call will be available via live webcast - in listen-mode only - at www.earnings.com. A replay will be available on our website at www.waysidetechnology.com.

Total net sales for the second quarter of 2008 increased 9% or $4.1 million to $48.1 million compared to $44.0 million for the same period in 2007. Sales for the second quarter of 2008 for our Lifeboat segment were $35.0 million compared to $33.7 million in the second quarter of 2007, representing a 4% increase. Sales for the second quarter of 2008 for our Programmer's Paradise segment were $13.1 million compared to $10.4 million in the second quarter of 2007, representing a 26% increase. Gross profit margin, as a percentage of net sales, for the quarter ending June 30, 2008 was 8.9% compared to 9.8% in the second quarter of 2007.

"The second quarter of 2008 was a great quarter for us. We are pleased to report that our strategy to add new publishers as well as expand our current relationships with software publishers is working well. Our Programmer's Paradise segment continued to attract more and more customers with our service-centric approach," said Simon F. Nynens, Chairman and Chief Executive Officer. "Our Lifeboat segment also performed very well. Excluding VMware, Lifeboat's sales increased by $4.0 million or 21% compared to the second quarter of 2007. We signed new distribution contracts with 14 software publishers in the second quarter of 2008."

The company also announced a change in its agreement with VMware.  As a result, Lifeboat Distribution will cease distributing VMware-labeled products as of October 1, 2008, while VMware will expand its relationship with Programmer's Paradise and TechXtend.  Commenting on the change, Simon F. Nynens said, "As VMware's partner ecosystem has evolved, both companies believe that focusing on Programmer's Paradise and TechXtend is mutually beneficial. This should result in additional product and service opportunities for these subsidiaries."

Nynens continued, "Lifeboat will continue to focus on software that is complementary to VMware as well as other virtualization platforms. Distribution sales for complementary virtualization software have shown significant growth. We will continue to focus on adding value for our distribution partners. We are a value added distributor and we will remain a value added distributor."

While VMware-labeled distribution sales amounted to $11.7 million, or 24% of our overall Q2 2008 revenue, product gross margin amounted to $320,000, or 7% of our overall Q2 2008 gross margin. VMware-labeled distribution sales amounted to $14.3 million, or 33% of our overall Q2 2007 revenue; product gross margin amounted to $696,000, or 16% of our overall Q2 2007 gross margin.

Total gross profit for the quarter ended June 30, 2008 was $4.3 million compared to $4.3 million in the second quarter of 2007.

Gross profit for our Programmer's Paradise segment for the quarter ended June 30, 2008 was $1.5 million compared to $1.3 million in the second quarter of 2007. Gross margin, as a percentage of net sales, was 11.2% versus 12.9% in Q2 2007. Gross margin as a percentage was impacted by several large orders in Q2 2008. These large orders typically carry lower gross margins.

Gross profit for our Lifeboat segment for the quarter ended June 30, 2008 was $2.8 million compared to $3.0 million in the second quarter of 2007. Gross margin, as a percentage of net sales, was 8.1% versus 8.9% in Q2 2007. These results reflect the continued pricing pressure in distribution.

Total selling, general, and administrative ("SG&A") expenses for the second quarter of 2008 were $3.1 million compared to $3.0 million in the second quarter of 2007.

Net income for the second quarter of 2008 amounted to $823,000 or 1.7% of net sales as compared to $959,000 or 2.2% for the same period in 2007.

The company today also announced the appointment of Shawn J. Giordano as Vice President of Sales for Programmer's Paradise and TechXtend. Shawn Giordano joined Wayside Technology Group in November 2007 as Senior Director of Sales for Programmer's Paradise and TechXtend. From 2000 to 2007, Mr. Giordano worked for CA, Inc. where he held several sales and management positions. His most recent position was Director of Channel Sales. "Shawn is an energetic and focused sales leader," said Nynens. "We're excited to have him on our team and we look forward to his contribution to the continued success of our organization."

The company today also announced that the Board of Directors approved the increase of its common stock repurchase program by 500,000 shares. Including these 500,000 shares, the total amount of shares available for repurchase now amounts to 627,646 shares. The company expects to purchase shares from time to time in the market or otherwise subject to market conditions.

On July 30, 2008, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable August 20, 2008 to shareholders of record on August 7, 2008.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Borland, Quest Software, Compuware, Infragistics, ComponentOne, Acresso, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30, 2008	December 31, 2007
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$ 12,764	$ 14,241
Marketable securities	9,767	9,641
Accounts receivable, net of allowances of $832 and $908, respectively	26,086	24,824
Inventory - finished goods	1,368	1,116
Prepaid expenses and other current assets	988	927
Deferred income taxes	772	830
Total current assets	51,745	51,579
Equipment and leasehold improvements, net	720	619
Other assets	4,647	3,469
Deferred income taxes	948	1,086
Total assets	$58,060	$56,753

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	34,049	32,100
Total current liabilities	34,049	32,100

Other liabilities	148	161
Total liabilities	34,197	32,261
Commitments and contingencies
Stockholders' equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued; 4,675,651 and 4,708,498 shares outstanding, respectively	53	53
Additional paid-in capital	27,610	28,860
Treasury stock, at cost, 608,849 and 576,002 shares, respectively	(3,029)	(2,283)
Accumulated deficit	(1,147)	(2,599)
Accumulated other comprehensive income	376	461
Total stockholders' equity	23,863	24,492
Total liabilities and stockholders' equity	$ 58,060	$ 56,753

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE
INCOME
(Unaudited)
(In thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net Sales	$ 88,602	$ 90,962	$ 48,096	$ 44,040

Cost of sales	80,559	82,170	43,798	39,703

Gross profit	8,043	8,792	4,298	4,337

Selling, general and administrative expenses	6,016	6,036	3,074	2,993

Income from operations	2,027	2,756	1,224	1,344

Interest income, net	376	491	142	251

Realized foreign exchange gain (loss)	7	-	4	1

Income before income tax provision	2,410	3,247	1,370	1,596

Provision for income taxes	958	1,298	547	637

Net income	$ 1,452	$ 1,949	$823	$959

Net income per common share - Basic	$ 0.33	$ 0.44	$ 0.19	$ 0.22

Net income per common share - Diluted	$ 0.32	$ 0.42	$ 0.18	$ 0.20

Weighted average common shares outstanding - Basic	4,429	4,380	4,417	4,407

Weighted average common shares outstanding - Diluted	4,519	4,687	4,505	4,706

Reconciliation to comprehensive income:

Net income	$ 1,452	$ 1,949	$823	$959

Other comprehensive income (loss), net of tax:

Unrealized gain on marketable securities	(14)	-	(6)	-

Foreign currency translation adjustments	(71)	162	16	143

Total comprehensive income	$ 1,367	$ 2,111	$833	$ 1,102